Exhibit 10.22
DigitalGlobe, Inc.
2009 EXECUTIVE SUCCESS SHARING PLAN
PART I. PLAN DESCRIPTION
A. THE PLAN
1)
Purpose and Objectives. This document sets forth the DigitalGlobe, Inc. 2009 Executive Success Sharing Plan (the “Plan”) for the Company’s Chief Executive Officer, President and eligible, non-commissionable Vice Presidents (including Senior Vice Presidents and Executive Vice Presidents, but excluding non-executive functional vice presidents) (collectively “Executives”). A key component of the business strategy of DigitalGlobe, Inc. (the “Company”) is to provide incentives to attract and retain outstanding employees. The Plan is designed to recognize overall Company success, departmental and team contributions, as well as to reward individual contributions.

2)
Participant Eligibility. An employee shall be eligible to participate in this Plan (and thus be a “Participant”) if the Company classifies the individual as (i) having been employed with the Company on or before October 1, 2009 as a regular full-time non-commissionable Executive; and as (ii) continuously employed thereafter by the Company through the bonus payment date and as not having given notice of intent to terminate employment before the bonus payment date. Any employee who terminates employment with the Company or provides notice of intent to do so before bonus payments are made is not eligible to receive a bonus under the Plan.

(a) Employees Hired Or Promoted During 2009 Plan Year. Employees who are hired or promoted to a Plan-eligible position, between January 1, 2009 and October 1, 2009 will be eligible for a prorated bonus for the duration of their Plan participation during 2009. Employees hired, or non-Participant employees promoted, to an otherwise Plan-eligible position after October 1, 2009 are not eligible to participate in the Plan. A Participant who is promoted from one bonus-eligible role to another between the beginning of the 2009 Plan Year and October 1, 2009 will continue to be eligible for a target bonus opportunity hereunder based on his or her former and new target bonus opportunities (determined pursuant to Section I.B.2 below) prorated for such 2009 Plan Year.
(b) Change in Employment Status. In certain situations, employment status may change mid-year from an otherwise eligible position to a non-eligible position (such as a transition from full-time to part-time, change in employment classification, leaves of absence, change to eligibility under another bonus plan, or otherwise). Under these circumstances, the employee will be eligible for a prorated bonus, prorated for the period of their Plan participation during 2009, subject to the other conditions hereunder (including, without limitation, those specified in the last sentence of the introductory language of this Section I.A.2).

3)
Participant Ineligibility. No employee shall be eligible to receive a bonus under the Plan if (i) he or she is not employed in good standing by the Company on the bonus payment date, is not classified by the Company as an employee in its payroll records, or otherwise does not satisfy all of the foregoing eligibility requirements to be a Plan Participant; (ii) he or she has competed with the Company’s business during employment with the Company or made plans to compete with such business following termination of employment; or (iii) he or she has breached any agreement with or other obligation to the Company or any Company policy.

4)
Plan Termination or Amendment. The Plan will be in effect from January 1, 2009 through December 31, 2009, or such earlier date as the Plan may be terminated in the sole discretion of the Company (the “2009 Plan Year”). No notice of Plan termination is necessary. The Company also reserves the right to implement a new incentive bonus plan or renew this Plan for future periods. Any such action shall be approved by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”). The Company reserves the right to amend or discontinue this Plan at any time. The Plan may only be amended by resolution duly adopted by the Compensation Committee. Participation in this Plan is not a guarantee of receipt of any bonus or LTI Award hereunder, or of participation in future Company incentive plans.

5)
Discretionary Adjustments. The provisions of Sections B and C below of this Part I are guidelines only. Notwithstanding those sections or any other provisions of this Plan, any bonus targets, percentages, awards, payment amounts or other bonus-related provisions (except for the deadline of March 15, 2010 for bonus payments, if any) may be modified at any time, in whole or in part, in the Company’s discretion (including without limitation by reducing target bonus percentages or bonus payments otherwise payable under the Plan), subject to the approval of the Compensation Committee, as the Company deems necessary or appropriate in its judgment based on applicable business or other circumstances, including without limitation unforeseen or adverse economic or business developments that affect or may affect the Company. Notwithstanding the foregoing, no adjustment will be made to the extent that it would cause any payment hereunder to fail to qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code and the Company would lose any tax deduction as a result thereof.

B. CASH BONUS AWARDS
1)
Bonus Awards. The intent of the DigitalGlobe Success Sharing Plan is to motivate Participants to achieve specified goals of the Company by rewarding for annual Company performance, as well as for maintenance of positive growth trends in the Company’s business throughout the year, and for individual performance. As such, the achievement of 80% of a Participant’s target bonus opportunity will be determined based on certain objective performance-related criteria established by the Compensation Committee in its discretion (the “Performance-Based Bonus Award”). The achievement of the remaining 20% of a Participant’s target bonus opportunity will be determined in the Company’s discretion (including without limitation whether to pay any such discretionary component and, if so, the amount thereof), subject to the approval of the Compensation Committee (the “Discretionary Bonus Award”).

2009 Plan performance-related components (to be used in determining the Performance-Based Bonus Award) include CBU and DIBU revenue and A-EBITDA (as defined in Section I.B.6 below). There are minimum thresholds of performance required for each performance-related component before any bonus payout for that individual component may occur. Thresholds are as follows:

Minimum
Requirements to Fund
Bonus for Each
	2009 Target at	Component
Minimum Threshold for Payout	100% of Plan	(90% of Plan)
Commercial Business Unit Revenue	$63.688 million	$57.319 million
Defense and Intelligence Business Unit Revenue	$220.261 million	$198.235 million
A-EBITDA	$171.654 million	$154.489 million
2)
Target Bonus Opportunity. Executives who are Participants are eligible to receive a target bonus opportunity, expressed as a percentage of their Base Salary (and comprised, as discussed, of a Performance-Based Bonus Award and a Discretionary Bonus Award), as set forth below:

TARGET BONUS OPPORTUNITY
(expressed as a percentage of
LEVEL	Base Salary)
Executive Tier IV	70%
Executive Tier III	60%
Executive Tier II	50%
Executive Tier I	40%
3)
Performance-Based Bonus Award Calculation; Discretionary Bonus Award. A portion of the Performance-Based Bonus Award will be eligible to become payable on each individual bonus performance component, as set forth in the table below; provided, however, that in order for any bonus to be payable on a particular component, the minimum target of 90% of Plan (as shown above) must be met for that component. The following table demonstrates the percent of bonus payout (towards the Performance-Based Bonus Award) at various levels of achievement by Business Unit revenue and A-EBITDA achievement:

Department	Components	90% of Plan	100% of Plan	120% of Plan
CBU	CBU REVENUE	30%	60%	120%
	DIBU REVENUE	10%	20%	40%
	A-EBITDA	10%	20%	40%

DIBU	CBU REVENUE	10%	20%	40%
	DIBU REVENUE	30%	60%	120%
	A-EBITDA	10%	20%	40%

Groups other than BU	CBU REVENUE	12.5%	25%	50%
	DIBU REVENUE	12.5%	25%	50%
	A-EBITDA	25%	50%	100%

•
If the Company achieves goals between 90% and 100% of the Target for a given component, including A-EBITDA, every 1% increase in achievement over 90% will increase the total bonus payable for that component by 10% of the 90% Plan percentage payable for that component. For example, if DIBU achieves 98% of Target for DIBU Revenue, the bonus payable to DIBU Participants for DIBU Revenue would be 54% or (30% + (3% x 8)), for CBU Participants it would be 18% or (10% + (1% x 8)), and for Participants in Groups Other Than BUs it would be 22.5% or (12.5% + (1.25% x 8)).

•
For achievement of goals between 100% and 120% of Target for a given component, including A-EBITDA, every 1% increase in achievement over 100% will increase the total bonus payable for that component by 5% of the 100% Plan percentage payable for that component. For example, if DIBU achieves 115% of the DIBU Revenue Target, the bonus payable to DIBU Participants for DIBU Revenue would be 105% or (60% + (3% x 15)), for CBU Participants it would be 35% or (20% + (1% x 15)), and for Participants in Groups Other Than BU it would be 43.75% or (25% + (1.25% x 15)).

•
The maximum total Performance-Based Bonus Award payable under this Plan is 80% of 200% (i.e., 160%) of the total Target bonus opportunity, payable upon achievement of 120% of Business Unit revenue targets and 120% of the A-EBITDA Target.

•
As stated, the remainder of a Participant’s Target cash bonus opportunity (i.e., the Discretionary Bonus Award) is discretionary. The Discretionary Bonus Award for any given Participant may range, in the Company’s discretion (subject to the approval of the Compensation Committee), from 0% to 200% of 20% (i.e., 0% to 40%) of such Participant’s Target bonus opportunity.

•
Under no circumstances shall a Participant’s total bonus payments under this Plan (including both the Performance-Based Bonus Award and the Discretionary Bonus Award) exceed 200% of his or her Target bonus opportunity.

4)	Sample Calculation.
The following table demonstrates the potential payout of this Plan using several different scenarios, solely for illustration purposes:

	EXAMPLE 1:
	CBU Achieves 90% of Target
Factors	Revenue,
Included in	DIBU Achieves 90% Target			EXAMPLE 2:			EXAMPLE 3:
Bonus	Revenue,			CBU at 100%, DIBU at 85%,			CBU at 90%, DIBU at 120%,
Calculation	A-EBITDA Achievement 90%			A-EBITDA at 100%			A-EBITDA at 120%

Base Salary*	$100,000			$100,000			$100,000

Individual
Target Bonus
Opportunity %	40%			40%			40%

	CBU Employee	DIBU Employee	Corporate Employee	CBU Employee	DIBU Employee	Corporate Employee	CBU Employee	DIBU Employee	Corporate Employee
Performance-Based Bonus Award Amount	$16,000 (80% x (30%+10%+10%))	$16,000 (80% x (10%+30%+10%))	$16,000 (80% x (12.5%+ 12.5%+ 25%))	$25,600 (80% x (60% + 0% +20%))	$12,800 (80% x (20% + 0% + 20%))	$24,000 (80% x (25% + 0% + 50%))	$35,200 (80% x (30%+40%+ 40%))	$54,400 (80% x (10%+120% +40%))	$52,000 (80% x (12.5%+ 50% + 100%))
Discretionary Bonus Award Amount[1]	$4,000	$4,000	$4,000	$6,400	$3,200	$6,000	$8,800	$13,600	$13,000
2009 Total Targeted Cash Compensation	$120,000	$120,000	$120,000	$132,000	$116,000	$130,000	$144,000	$168,000	$165,000

*
All potential payout amounts in examples are based on the assumption that an employee was employed with DigitalGlobe on or preceding January 1, 2009 and was a Participant as of that date. Bonus calculations for employees hired after January 1, 2009, or who otherwise become Participants after that date, or who cease being Participants at some point during the 2009 Plan Year after January 1, 2009, will be reflective of the Base Salary earnings for the applicable duration of employment in the 2009 Plan Year during which the employee is a Participant.

5)	Bonus Payment. Any bonus that becomes payable under this Plan to a Participant will be paid as described above no later than March 15, 2010 for the 2009 Plan Year.
6)	Definitions.
(a) “Base Salary” means an employee’s total gross earned base salary for calendar year 2009, subject to Section I.A.2.a above. Base Salary does not include pay for commissions, overtime, shift differential, or any other premiums, bonuses, or incentive compensation or expense reimbursements, or disability, paid leaves, or other similar benefits, but does include amounts deferred by the employee under the Company’s “401(k)” plan or contributed on a pre-tax basis under the Company’s “cafeteria” plan. For purposes of calculating a bonus (if any) that becomes payable hereunder to an employee who is a Participant for only part of the 2009 Plan Year, such Participant’s Base Salary shall be deemed prorated based on the portion of the 2009 Plan Year during which such employee was a Participant.

[1]	As stated, the Discretionary Bonus Award is purely discretionary and may vary from the sample figures shown in any given case.

(b) “A-EBITDA” means Net Income or Loss adjusted for depreciation and amortization, net interest income or expense, income tax expense (benefit), loss on disposal of assets, restructuring, loss on early extinguishment of debt, bonus expense and non-cash stock compensation expense; as such calculation may be adjusted in the Company’s discretion.
(c) “Net Income or Loss” means the consolidated net income or net loss of the Company and its subsidiaries for calendar year 2009 as determined by the Company in accordance with Generally Accepted Accounting Principles.
C. LONG TERM INCENTIVES — In addition to the cash bonus provided for above, Participants in this Plan are eligible for Long Term Incentive awards (“LTI Awards”). Granting of LTI Awards is discretionary and, if made to a given Participant, will be based on individual performance ratings in combination with contribution to Company priorities, and/or such other factor(s) as the Company may elect to apply in its discretion to any given Participant(s). Any LTI Award involving a grant made pursuant to some other plan or program of the Company will also be governed by the terms and conditions of such plan or program, as in effect or amended from time to time in the Company’s discretion. All LTI Awards are subject to approval by the Compensation Committee. Granting of an LTI Award hereunder to any given Participant does not entitle any other Participant(s) to an LTI Award, regardless of whether such other Participant(s) receive any cash bonus under this Plan.
1) Scope. LTI Awards are based on individual performance in combination with contribution to Company priorities, and/or such other factor(s) as the Company may elect to apply in its discretion to any given Participant(s).
2) Annual Target Value. The value of LTI Award targets varies by Executive Tier and will be communicated separately as and to the extent deemed appropriate in the Company’s discretion.
3) Grant Date. Any LTI Award that the Company elects to grant to a given Participant under this Plan will be granted as described above at such time as the Company may determine in its discretion.
PART II. MISCELLANEOUS
A.  PLAN ADMINISTRATION
The Compensation Committee is responsible for the administration and management of the Plan and shall have all powers and duties necessary to fulfill its responsibilities including, but not limited to, the discretion to interpret and apply the Plan and to determine all questions relating to eligibility for benefits. The Compensation Committee may in its discretion, at any time and from time to time, delegate any and all of its authority and responsibilities under the Plan to such person(s) or committee(s) as the Compensation Committee may designate, and may terminate or change any such delegation made, in whole or in part, at any time and from time to time. The Compensation Committee and its delegates shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion they deem to be appropriate in their sole and absolute discretion, and to make any findings of fact needed in the administration of the Plan. All determinations of the Compensation Committee or its delegate shall be binding on all persons if taken in good faith.

B.  ENTIRE STATEMENT
The Plan, including all documentation referred to herein, is a complete and exclusive statement of the Plan’s terms. This Plan supersedes all prior communications, oral or written, concerning this subject matter. Any provision of the Plan that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
C.  NO EMPLOYMENT AGREEMENT
This Plan is not to be construed as an employment agreement and in no way limits the right of the Company to terminate the employment of any Participant at any time, with or without cause or advance notice. Each Participant’s employment with the Company is, and continues to be, “at-will” with either party having the right to terminate the employment relationship at any time, with or without cause or advance notice. By participating in the Plan, each Participant acknowledges his or her at-will employment status and that such at-will status only may be changed by a written agreement signed by the Participant and the Company’s CEO. Except to the extent governed by federal law, the Plan is governed by the laws of the State of Colorado, excluding choice of law principles.
D.  ISSUE RESOLUTION
In the event that there is a dispute between the Company and a Participant arising under or relating to this Plan, including but not limited to any dispute over any compensation alleged to be due, further including, but not limited to, disputes concerning the Participant’s bonus or LTI Award (or lack thereof), the Participant will promptly bring such dispute to the attention of the Company’s General Counsel or VP Human Resources. The Participant and the Company shall use their commercially reasonable efforts to resolve any such dispute on an informal basis. In the event the dispute cannot be resolved informally, the Participant and the Company agree to resolve the dispute exclusively through binding arbitration in Longmont, Colorado (or in such other place to which the parties agree) before a single arbitrator in accordance with the JAMS Employment Arbitration Rules and Procedures (as in effect or amended from time to time), except as set forth below, and in accordance with the laws of the State of Colorado. Each party will pay their own costs associated with such arbitration, including, but not limited to, cost of legal counsel. The arbitrator shall have no power to modify the provisions of this Plan, or to make an award or impose a remedy that is not available to a court of general jurisdiction sitting in Denver, Colorado or that was not requested by a party to the dispute, and the jurisdiction of the arbitrator is limited accordingly. The arbitrator’s decision or award shall be final and binding, and judgment thereupon may be entered in any Colorado or other court having jurisdiction thereof. Notwithstanding the foregoing, either party may in such party’s respective discretion seek temporary or preliminary injunctive relief in any court of competent jurisdiction in order to preserve the status quo or avoid irreparable harm pending arbitration.
E.  TAX WITHHOLDING
The Company may withhold from any payments made under this Plan all applicable taxes and other withholdings including, but not limited to, Federal, state and local income, employment and social insurance taxes, as it determines are required or permitted by law. All amounts paid to Participants under this Plan will be treated as compensation, and each Participant agrees to such treatment by accepting a payment under the Plan. The Company cannot guarantee the tax treatment of any payments under the Plan and each Participant agrees that he or she, and not the Company, shall be liable for any excise taxes, penalties, or interest imposed on the Participant.

F.  SECTION 409A
This Plan is not intended to provide “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and shall be administered and interpreted in accordance with such intent. The payment(s), if any, made under this Plan to any Participant are intended to be exempt from Section 409A to the maximum extent possible as short-term deferrals pursuant to Treasury regulation section 1.409A-1(b)(4). Notwithstanding the foregoing, under no circumstances shall the Company be responsible for any taxes, penalties, interest or other losses or expenses incurred by a Participant due to any noncompliance with Section 409A.
G.  SOURCE OF PLAN ASSETS
The Plan shall be unfunded. Payments under the Plan shall be made from the general assets of the Company. To the extent any Participants have any right to payments under the Plan, such Participants shall be general unsecured creditors of the Company. No Participant shall have any right, title, claim or interest in or with respect to any specific assets of the Company or any of its affiliates in connection with the Participant’s participation in the Plan.